EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form SB-2 (No.'s 333-122338 and 333-127944) of Wits Basin Precious Minerals Inc., and subsidiaries of our report dated March 30, 2006, relating to the financial statements, which appears on page F-2 of this annual report on Form 10-KSB.

 /s/ Carver Moquist & O’Connor, LLC

Minneapolis, Minnesota
March 30, 2006